Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-65884 of Heritage Commerce Corp on Form S-8 and in Registration Statement of No. 333-40384 of Heritage Commerce Corp on Form S-4 of our report dated January 22, 2003, appearing in this Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

San Jose, California
March 27, 2003